Filed in the Office of	Business Number E0582572011-7
Barbara K. Cegavske	Filing Number 20222110335
Secretary of State State Of Nevada	Filed On 2/18/2022 8:00:00 AM
	Number of Pages 11

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: S&W Seed Company Entity or Nevada Business Identification Number (NVID): E0582572011-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series B Redeemable Convertible Non-Voting Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The board of directors hereby designates the corporation's "Series B Redeemable Convertible Non-Voting Preferred Stock" as set forth on the attached pages.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *Elizabeth Horton* Signature of Officer Date: 2/18/2022

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

Exhibit 3.1

[CONTINUED FROM PAGE 1]

RESOLVED, that the board of directors (the “Board”) of S&W Seed Company, a Nevada corporation (the “Corporation”), pursuant to authority expressly vested in it by Article IV of the Corporation’s articles of incorporation, as amended (the “Articles”), hereby designates a series of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”), as Series B Redeemable Convertible Non-Voting Preferred Stock, par value $0.001 per share, and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES B REDEEMABLE CONVERTIBLE NON-VOTING PREFERRED STOCK

1.Designation, Amount and Par Value. The series of Preferred Stock designated herein shall be designated as the Corporation’s Series B Redeemable Convertible Non-Voting Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 3,323 shares. Each share of Series B Preferred Stock shall have a par value of $0.001 per share. The number of shares of Series B Preferred Stock may be increased or decreased by resolution of the Board and the approval by the Required Holders (as defined below) voting as a separate class; provided that no decrease shall reduce the number of shares of any Series B Preferred Stock to a number less than the number of shares of such series then outstanding.

2.Rank. The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the affairs of the Corporation rank (a) senior and prior to all Junior Stock and (b) on parity in all respects with all Parity Stock.

3.Certain Definitions. As used in this Certificate of Designation, the following terms shall have the respective meanings set forth below:

“Bylaws” means the Second Amended and Restated Bylaws of the Corporation, as amended.

“Business Day” means any day, other than a Saturday, Sunday or other day, on which banks in the City of New York are authorized or required by law or executive order to remain closed.

“Closing Price” means, on any date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price, of the Common Stock on the applicable Trading Market on such date.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation, including the stock into which the Series B Preferred Stock is convertible, and any other series of common stock of the Corporation that is authorized by the Corporation in accordance with the Articles following the date hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Amount” means, as of any date, the number of shares of Common Stock determined by dividing the Stated Value of the number of shares of Series B Preferred Stock being so converted by the Conversion Price in effect on such date.

“Conversion Price” means $2.95, subject to adjustment as provided herein.

“Conversion Shares” means, with reference to any share of Series B Preferred Stock, the shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Filing Date” means the date of filing of this Certificate of Designation with the Secretary of State of the State of Nevada.

“Holder” or “Holders” means a holder or holders of shares of Series B Preferred Stock then outstanding.

“Individual Holder Share Cap” means, with respect to any individual Holder to which Nasdaq Listing Rule 5635(c) is applicable or deemed applicable, the maximum number of shares of Common Stock that could be issued by the Corporation to such Holder without requiring stockholder approval pursuant to Nasdaq Listing Rule 5635(c).

“Junior Stock” means all classes of the Common Stock and each other class or series of capital stock, and all series of Preferred Stock established by the Board after the Filing Date, the terms of which do not expressly provide that such class or series ranks on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“NRS” means the Nevada Revised Statutes, as amended.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Original Issue Date” means, with respect to each share of Series B Preferred Stock, the date on which such share of Series B Preferred Stock was issued by the Corporation.

“Parity Stock” means any class or series of capital stock, or any series of preferred stock established by the Board after the Filing Date, the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proposal” means the proposal to be submitted to the stockholders of the Corporation for the purpose of seeking approval by the stockholders of the Corporation of the transactions contemplated by the Purchase Agreement, pursuant to Nasdaq Listing Rules 5635(a), (c), (d), with respect to the issuance of all shares of Common Stock issuable upon the full conversion of the Series B Preferred Stock issued pursuant to the Purchase Agreement, the effective purchase price of such shares and any change of control that may be deemed to occur as a result of such issuance.

“Purchase Agreement” means that certain Securities Purchase Agreement, dated February 18, 2022, by and among the Corporation and each of the investors party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Recapitalization Event” means any transaction or series of related transactions (a) that constitutes the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, (b) that constitutes any acquisition of the Corporation by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Corporation with any other entity in which the Corporation’s stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (c) that constitutes the sale or disposition (including by way of merger, consolidation or otherwise) of one or more Subsidiaries of the Corporation if substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, are held by such Subsidiary or Subsidiaries, except where such sale or disposition is to a wholly-owned Subsidiary of the Corporation or (d) following which the Corporation’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Corporation or surviving

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entity (or, if the surviving entity is a wholly-owned Subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity).

“Required Holders” means, as of any date, the holders of a majority of the shares of Series B Preferred Stock outstanding as of such date.

“Share Cap” means such number of shares of Common Stock issued or issuable by the Corporation upon exercise or conversion of all securities issued pursuant to the Purchase Agreement, which would result in the issuance of, in the aggregate, a number of shares of Common Stock in excess of 7,777,652.

“Stated Value” means $2,950 per share of Series B Preferred Stock, subject to increase as set forth in Section 4(b).

“Stockholder Approval” means the approval by the stockholders of the Corporation of the Proposal at the Stockholders Meeting in accordance with applicable law, the Articles, the Bylaws and the applicable requirements of The Nasdaq Stock Market LLC.

“Stockholders Meeting” means a meeting of the stockholders of the Corporation, for the purpose of voting on the Proposal, and to be held subject to and in accordance with the Articles, the Bylaws and Section 5.1 of the Purchase Agreement.

“Subsidiary” means, with respect to any Person (in this definition referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Trading Day” means any day on which the Trading Market is not closed.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCCQX (or any successors to any of the foregoing).

4.Dividends.

(a)Cumulative Dividends. From and after the Original Issue Date of each share of Series B Preferred Stock, a Holder shall be entitled to receive, and the Corporation shall pay (out of funds legally available therefor to the extent paid in cash), cumulative dividends on such share of Series B Preferred Stock at the rate per share (as a percentage of the Stated Value) of 5% per annum, payable semi-annually in arrears on the last day of March and September of each calendar year, beginning on the first such date after the Original Issue Date of such share, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each such date, a “Dividend Payment Date”). Dividends shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(b)Payment of Cumulative Dividends. The Corporation may pay required dividends (i) in cash, or (ii) by adding the cash amount to the Stated Value; provided, however, if dividends are paid by adding the cash amount to the Stated Value, the rate per share (as a percentage of the Stated Value) shall be 7% per annum. The Corporation must deliver written notice (the “Dividend Notice”) to each Holder indicating the manner in which it intends to pay dividends at least five Trading Days prior to each Dividend Payment Date, but the Corporation may indicate in any such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised. Failure to timely provide such written notice shall be deemed an election by the Corporation to pay the dividend by

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adding the cash amount to the Stated Value. All dividends payable in respect of the Series B Preferred Stock on any Dividend Payment Date shall be paid in the same manner.

(c)Participating Dividends. In addition to the foregoing, a Holder shall be entitled to receive any dividend declared and paid to holders of shares of Common Stock (excluding dividends or distributions referred to in Section 8) as if such Holder’s shares of Series B Preferred Stock had been converted into Common Stock pursuant to the calculation set forth in Section 6(a) (without taking into account the limitations on conversion set forth in clauses (i) and (ii) of the proviso thereof) as of the record date of such dividend.

5.Liquidation Preference.

(a)Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation and the payment of any liquidation preference owed to the holders of shares of capital stock of the Corporation ranking senior to the Common Stock and Series B Preferred Stock upon Liquidation, the holders of the outstanding shares of Series B Preferred Stock shall be entitled to a liquidation preference equal to the greater of (i) the Stated Value per share of Series B Preferred Stock, plus any accrued but unpaid cash dividends, and (ii) the payment such holders would have received had such shares of Series B Preferred Stock, immediately prior to such liquidation, dissolution or winding-up, been converted into shares of Common Stock (in the manner described in Section 6(a) (without taking into account the limitations on conversion set forth therein)). For all purposes hereof, a Recapitalization Event shall be deemed a Liquidation within the meaning of this Section 5.

(b)Upon any Liquidation, then, the Corporation shall give, by first class mail, postage prepaid, addressed to each Holder at the address of such Holder as shown on the books of the Corporation, (i) at least 15 calendar days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for determining rights to vote in respect of such Liquidation and (ii) at least 15 calendar days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Liquidation.

6.Conversion.

(a)Conversion Right. Subject to the limitations on conversions contained in this Section 6, each holder of shares of Series B Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series B Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock equal to the Conversion Amount (subject to the adjustment provided for by Section 8 below), without payment of any additional consideration by the Holder thereof. From and after the conversion of any share of Series B Preferred Stock hereunder, the Holder thereof shall have the right to receive the shares of Common Stock to which such Holder is entitled upon surrender of the certificate or certificates (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) representing the shares of Series B Preferred Stock so converted.

(b)Conversion Procedure. In order to effect an Optional Conversion, a holder shall: (x) email transmission (or otherwise deliver) a copy of the fully executed notice of conversion in the form attached hereto (the “Notice of Conversion”) to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a Notice of Conversion from a holder, the Corporation shall promptly email transmission (or otherwise deliver) a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless the original certificate or certificates (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) are delivered to the Corporation as provided above.

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Within five Business Days after the delivery and surrender by a Holder of certificate or certificates (or affidavit and agreement) representing shares and/or fractional shares of Series B Preferred Stock converted hereunder (such date, the “Share Delivery Date”), the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names (with address(es) and tax identification number(s)) as such Holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock (or, as applicable, a credit to the Holder’s balance account with the Depository Trust Corporation for such number of shares of Common Stock to which the Holder is entitled upon such conversion).

(c)No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be payable in cash based upon the Closing Price on the Trading Day immediately prior to the Share Delivery Date, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares.

(d)Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, other than with respect to any Holder that is stockholder of the Corporation as of the Filing Date, the Corporation shall not effect any conversion of the Series B Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section I 3(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two Trading Days thereof, confirm in writing to such Holder (which may be by email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)) provided that, by written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided further, that (i) any increase from a limit set pursuant to this sentence or pursuant to a previous notice will not be effective until the 61’ day after such notice (or subsequent notice) is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder of Series B Preferred Stock. The Corporation shall be entitled to rely on representations made to it by the Holder regarding its Beneficial Ownership Limitation.

(e)Additional Limitations on Conversion. Notwithstanding the foregoing or anything else in this Certificate of Designation to the contrary, until the Corporation has obtained the Stockholder Approval: (i) a Holder shall not have the right to acquire shares of Common Stock, and the Corporation shall not be required to issue shares of Common Stock to such Holder, in excess of the Share Cap; and (ii) no Holder shall have the right to acquire shares

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of Common Stock, and the Corporation shall not be required to issue shares of Common Stock to such Holder, in excess of such Holder’s Individual Holder Share Cap (collectively, the “Conversion Restrictions”). Upon obtaining the Stockholder Approval, the Conversion Restrictions shall no longer have any force or effect.

(f)Termination of Conversion Rights. In the event of delivery of a Redemption Notice pursuant to Section 7, the right to convert shares of Series B Preferred Stock pursuant to this Section 6 shall terminate at the close of business on the last full day preceding the Redemption Date, unless the Redemption Price is not fully paid on such Redemption Date, in which case the right to convert shares of Series B Preferred Stock pursuant to this Section 6 for such shares shall continue until such price is paid in full. In the event of a Liquidation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 5 to holders of Series B Preferred Stock pursuant to such Liquidation.

7.Redemption.

(a)General. Unless prohibited by Nevada law governing distributions to stockholders, shares of Series B Preferred Stock shall be redeemed by the Corporation at a price equal to the Stated Value per share, plus any cash dividends accrued but unpaid thereon (the “Redemption Price”), after receipt by the Corporation, at any time on or after the date that is 42 months after the Filing Date, from the Required Holders of written notice requesting redemption of all shares of Series B Preferred Stock (the “Redemption Request”), specifying the date (which shall be no earlier than 45 days after the date of such Redemption Request) on which such redemption shall occur (the “Redemption Date”). Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Nevada law governing distributions to stockholders. If on any Redemption Date Nevada law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)Redemption Notice. The Corporation shall send written notice of a mandatory redemption (the “Redemption Notice”) to each holder of record of Series B Preferred Stock not less than 30 days prior to the Redemption Date. The Redemption Notice shall state the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date, the manner and at the place designated for the surrender of stock certificates representing the shares of Series B Preferred Stock, the Redemption Date and the Redemption Price.

(c)Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such Redemption Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(d)Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

8.Adjustment of Conversion Price and Number of Conversion Shares upon Subdivision or Combination of Common Stock. If the Corporation, at any time while Series B Preferred Stock is outstanding, subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased (e.g., a 2:1 Common Stock split shall result in a decrease in the Conversion Price by one-half (1/2) and a doubling of the number of Conversion Shares, taking into account all prior adjustments made thereto under this Section 8). If the Corporation at any time on or after the Filing Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of

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its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased (e.g., a 1:2 Common Stock combination shall result in an increase in the Conversion Price by a multiple of 2 and a decrease of the number of Conversion Shares by one-half (1/2), taking into account all prior adjustments made thereto under this Section 8). Any adjustment under this Section 8 shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares and fractions of shares of Series B Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Corporation will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series B Preferred Stock, would exceed the total number of shares of Common Stock then authorized by the Articles.

10.Effect of Reacquisition of Shares Upon Redemption, Repurchase, Conversion or Otherwise. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series B Preferred Stock to Common Stock, shall thereupon be retired and shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series, and may be redesignated as any series of Preferred Stock and reissued.

11.Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock; provided, however, nothing herein shall be construed to prevent the Corporation from setting record dates for the holders of its securities.

12.Voting Rights.

(a)Except as otherwise provided herein or as required by law, the Series B Preferred Stock shall have no voting rights and for the avoidance of doubt, to the extent the NRS would nonetheless grant the holders of the Series B Preferred Stock any right to vote or act (including, without limitation, pursuant to NRS 78.2055, 78.207 or 78.390), such right to vote or act is hereby specifically denied. To the extent that, under the NRS, the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required under the NRS) shall constitute the approval of such action by the Series B Preferred Stock. To the extent that under the NRS and this Certificate of Designation holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Section 6) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Amount is calculated.

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(b)So long as any Series B Preferred Stock remains outstanding, the Corporation will not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise),without the prior written consent of the Required Holders:

(i)authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to or on parity with the Series B Preferred Stock (including, without limitation, any Parity Stock) with respect to the payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up, or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii)amend, alter or repeal the provisions of the Articles, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or power of, or restriction provided for the benefit of, the Series B Preferred Stock;

(iii)issue Common Stock pursuant to that certain Sales Agreement, dated September 27, 2021, by and between the Corporation and B. Riley Securities, as may be amended from time to time, for cumulative gross proceeds after the Filing Date in excess of $6,100,000;

(iv)make any election, alter its legal structure or enter into any transaction, agreement or arrangement or take any other action, that would reasonably be expected to result in the Series B Preferred Stock being treated other than as preferred equity in an entity taxable as a corporation for U.S. federal, state and local income tax purposes (it being understood and agreed that any transaction, agreement or arrangement or action taken or entered into in the ordinary course of business of the Corporation and its Subsidiaries would not reasonably be expected to result in the Series B Preferred Stock being treated other than as preferred equity in an entity taxable as a corporation for U.S. federal, state and local income tax purposes); or

(v)enter into any agreement to do or consent to any of the foregoing.

(c)The Holders shall be entitled to notice of, and to thereafter attend, all meetings of the stockholders of the Corporation in accordance with, this Certificate of Designation, the Articles and the Bylaws.

13.No Preemptive Rights. No Holder shall have any preemptive rights to subscribe to any issue of the same or other capital stock of the Corporation.

14.No Waiver. Except as otherwise modified or provided for herein, the Holders shall be entitled to, and shall not be deemed to have waived, any applicable rights granted to holders of a corporation’s preferred stock under the NRS.

15.No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger scheme or arrangement, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights granted hereunder of the Holders against impairment.

16.Amendment; Waiver. Any term of the Series B Preferred Stock may be amended or waived as to all shares of Series B Preferred Stock and the Holders thereof (including the adjustment provisions included in Section 8 hereof) upon the written consent of the Corporation and the Required Holders.

17.Action by Holders. Any action or consent to be taken or given by the holders of the Series B Preferred Stock may be given either at a meeting of the Holders called and held for such purpose or by written consent.

18.Fractional Shares. Series B Preferred Stock may be issued in fractions of a share that shall entitle each Holder, in proportion to such Holder’s fractional shares, to receive dividends and to have the benefit of all other rights of Holders. Any reference herein to shares of Series B Preferred Stock shall be deemed to refer to a share or fraction of a share, as the case may be.

8.

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9.

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert ______________ shares of Series B Preferred Stock (the “Conversion”), represented by stock certificate No(s). ______________ (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of S&W Seed Company (the “Corporation”) according to the conditions of the Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock have been or will be made only pursuant to an effective registration statement covering the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

Date of Conversion:
Applicable Conversion Price:
Signature:
Name:
Address:

10.